EXHIBIT 10.9

STATE OF GEORGIA                                                       SUBLEASE

COUNTY OF COBB

         THIS SUBLEASE is made and entered into this 15th day of March, 1999 by and between The Banker Bank, hereinafter referred to as "Sublessor" and Commerce Bank, hereinafter referred to as "Sublessee";

         THAT WHEREAS, Sublessor is presently leasing certain premises from Builders Insurance, a Mutual Captive Company ("Overlessor") under a lease dated October 31, 1996, as amended (the "Overlease"), such premises being known as Suite 150 (the "Premises"), containing approximately 4,450 usable square feet of floor area in the building located at 2410 Paces Ferry Road, Atlanta, Georgia (the "Building"); and

         WHEREAS, Sublessor has agreed to sublease to Sublessee and Sublessee has agreed to sublease from Sublessor 1,300 usable square feet of floor area (the "Sublet Premises") in accordance with the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Sublease. Sublessor leases to Sublessee and Sublessee subleases from Sublesor the Sublet Premises for a term that begins on March 15, 1999 (the "Commencement Date") and extends through March 14, 2000 (the "Termination Date")

     2. Rental. Sublessee shall pay rental to Sublessor for the Sublet Premises beginning March 15, 1999 in the amount of Two Thousand Three Hundred Sixty-one and 67/100 Dollars ($2,361.67) per month. The rental shall be due and payable on the fifteenth (15th) day of each month beginning March 15, 1999.

     3. Sublessee Improvements. Sublease agrees to pay $3,803.00 to sublessor for improvements made to the Sublet premises.

     4. Indemnity. Sublessee does hereby indemnify and hold harmless Sublessor and Overlessor from and against any and all claims for bodily injury, including death, and property damage or any other cost or expense occurring in or about the Sublet Premises or resulting from the occupancy of the Sublet Premises by Sublessee.

     5. Terms of Lease. This Sublease, except as specifically provided herein, shall be subject to the terms and condition of the Overlease as if said Sublessor were the Landlord therein and Sublessee were the Tenant therein. A copy of the Overlease is attached hereto as Exhibit B and incorporated herein by reference. Sublessee shall have no renewal option,


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expansion  option,  buyout and  termination  option or rights of first or second refusal. Sublessee shall be responsible for and shall pay to Sublessor the rental provided herein. Sublessee shall also pay it proportionate share of all charges provided for in the Overlease including without limitation additional rent based on increases in the Operating Cost of the Building, based on the proportion that the usable square footage of the Sublet Premises bears to the usable square footage of the Premises.

     6. Sublessor Warranty. Sublessor warrants that the Overlease is in full force and effect and that to the best knowledge of Sublessor there exists no defaults on the part of the Overlessor or Sublessor. Sublessor warrants that during the term of this Sublease that Sublessor will comply with the Overlease and make all payments to Overlessor required thereunder and will commit no defaults thereunder, and Sublessor shall indemnify Sublessee and hold Sublessee harmless from any liability, loss, cost or expenses incurred by Sublessee resulting from Sublessor's breach of the foregoing warranty.

     7. Sublessee Warranty. Sublessee warrants to Sublessor that it will make all payments required under the Sublease and abide by and perform all obligations thereunder and commit not default under the Sublease or the Overlease and that Sublease shall indemnify Sublessor and hold it harmless from any liability, loss, cost or expense resulting from Sublessee's breach of this warranty.

SUBLESSEE                                       ATTEST
COMMERCE BANK

BY:/s/ Rich Parlontieri                         /s/ Dotty Croker
   -------------------------                    -------------------------
TITLE: Chairman
       ---------------------


SUBLESSOR                                       ATTEST
THE BANKERS BANK

BY:  ----------------------------               -------------------------
TITLE:  -------------------------


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STATE OF GEORGIA                                     CONSENT OF LANDLORD

COUNTY OF COBB

         Builders Insurance, a Mutual Captive Company, Overlessor ("Landlord") under the Overlease of the premises described in the Sublease Agreement attached hereto, does hereby consent to the said Sublease upon the express condition that Sublessor shall remain fully liable and responsible for all terms and conditions of the Overlease and nothing in the Sublease shall operate to allow any default under the Overlease.

         This is the ______ day of April, 1999.


WITNESS:                           Builders Insurance, a Mutual Captive Company

                                   BY:
-----------------------------           ----------------------------------------
                                                     General Partner